UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2012

O’Donnell Strategic Industrial REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-170173	27-3648243

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 San Joaquin Plaza, Suite 160

New Port Beach, California 92660

(Address of principal executive offices)

(949) 718-9898

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Louisiana Property

On February 23, 2012, O’Donnell Strategic Industrial REIT, Inc. (the “Company”), through OD FDX Louisiana, LLC (“OD FDX Louisiana”), a wholly owned subsidiary of O’Donnell Strategic Industrial REIT Operating Partnership, LP (the “Operating Partnership”), the Company’s operating partnership, entered into an agreement with O’Donnell Acquisitions, LLC, an affiliated entity of the Company (“O’Donnell Acquisitions”), as the assignor, to assume all of O’Donnell Acquisitions’ right, title and interest in an Agreement of Purchase and Sale and Joint Escrow Instructions, dated November 21, 2011 (the “Louisiana Property Purchase and Sale Agreement”), with Cajun FXF, LLC, as the seller, which is not affiliated with the Company, its advisor or affiliates, for the purchase of the seller’s 100% interest in an approximately 27,560 square foot build-to-suit industrial warehouse, located in the City of Scott, Parish of Lafayette, Louisiana (the “Louisiana Property”). The terms of the Louisiana Property Purchase and Sale Agreement provide for a purchase price of $7,950,000, plus closing costs and the Independent Consideration, as defined below. Although the Company believes that the acquisition of the Louisiana Property is probable, there can be no assurance that the acquisition will be consummated. OD FDX Louisiana was formed on February 16, 2012 to acquire and own the Louisiana Property.

Massachusetts Property

On February 23, 2012, the Company, through OD FDX Massachusetts, LLC (“OD FDX Massachusetts”), a wholly owned subsidiary of the Operating Partnership, entered into an agreement with O’Donnell Acquisitions, as the assignor, to assume all of its right, title and interest in an Agreement of Purchase and Sale and Joint Escrow Instructions, dated November 21, 2011 (the “Massachusetts Property Purchase and Sale Agreement”, and together with the Louisiana Property Purchase and Sale Agreement, the “Purchase and Sale Agreements”), with Hillside FXF, LLC, as the seller, which is not affiliated with the Company, its advisor or affiliates, for the purchase of the seller’s 100% interest in an approximately 31,551 square foot build-to-suit industrial warehouse, located in Northborough, Massachusetts (the “Massachusetts Property”). The terms of the Massachusetts Property Purchase and Sale Agreement provide for a purchase price of $15,250,000, plus closing costs and the Independent Consideration. Although the Company believes that the acquisition of the Massachusetts Property is probable, there can be no assurance that the acquisition will be consummated. OD FDX Massachusetts was formed on February 16, 2012 to acquire and own the Massachusetts Property.

The material terms of each of the Purchase and Sale Agreements provide for (i) a now completed due diligence period for the Louisiana Property and for the Massachusetts Property; (ii) an initial earnest money deposit of $100,000, which would be applied toward payment of the purchase price upon completion of the acquisition of the respective property, or refunded if the completion of the respective acquisition fails to occur for any reason other than a default by the Company; (iii) within seven days of the substantial completion of certain improvements by the seller, an additional earnest money deposit of $100,000, which would also be applied toward payment of the purchase price of the respective acquisition, or refunded to the Company if the completion of the respective acquisition fails to occur for any reason other than a default by the Company; (iv) payment to seller of $100.00 in additional consideration (the “Independent Consideration”), which payment is non-refundable to the Company and would not be applicable towards the purchase price; and (v) an anticipated closing date of April 16, 2012 for the Louisiana Property and August 1, 2012 for the Massachusetts Property. The Purchase and Sale Agreements also contain customary covenants, closing conditions, including the completion of certain improvements of the Louisiana Property and the Massachusetts Property by the respective seller, representations and warranties, and indemnification provisions.

Assumption of Promissory Notes

In connection with the assumption of the Purchase and Sale Agreements, on February 23, 2012, OD FDX Louisiana and OD FDX Massachusetts entered into assignment and assumption agreements with

O’Donnell Acquisitions to assume all of O’Donnell Acquisitions’ rights in and obligations under two promissory notes, each in the principal amount of $100,100, payable to JDO Family Limited Partnership, an affiliate of O’Donnell Strategic Industrial Advisors, LLC, the Company’s external advisor. Each of the notes has an annual interest rate of 5% (not compounded) and is payable in full upon the earlier of (i) OD FDX Louisiana’s and OD FDX Massachusetts’s acquisition of the Louisiana Property and the Massachusetts Property, as applicable, (ii) within three (3) business days after the termination of the Louisiana Property Purchase and Sale Agreement or the Massachusetts Property Purchase and Sale Agreement, as applicable, or (iii) December 31, 2014. Each note also provides for a late charge equal to 5% of any payment that is not made within ten (10) days after the due date thereof.

OD FDX Louisiana and OD FDX Massachusetts each will use proceeds from each note for the payment of the initial money deposit of $100,100 for each respective property, which deposit would be applied toward payment of the purchase price upon completion of the acquisition of the respective property, or refunded if the completion of the respective acquisition fails to occur, as explained in more detail above.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the assumption of the Purchase and Sale Agreements, the Company incurred indebtedness under the two promissory notes assumed by its subsidiaries. The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O’Donnell Strategic Industrial REIT, Inc.

Dated: February 23, 2012	By:	/s/ Christopher S. Cameron
		Name:	Christopher S. Cameron
		Title:	Chief Financial Officer, Treasurer and Secretary